Exhibit 10.2

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of May 21, 2022 (the “Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, VA  22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and KALA PHARMACEUTICALS, INC., a Delaware corporation and COMBANGIO, INC., a Delaware corporation with an office located at 1440 O’Brien Drive, Suite D, Menlo Park CA 94025 (individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Borrower and the Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of May 4, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, Borrower anticipates entering into a certain Asset Purchase Agreement with Alcon Pharmaceuticals Ltd, a Swiss limited company (“Alcon Swiss”) and Alcon Vision, LLC, a Delaware limited liability company (“Alcon Vision” and, together with Alcon Swiss, collectively, “Buyer”), on or about the date hereof, the form of which is attached hereto as Exhibit A (the “APA”);

WHEREAS, Borrower has requested that Collateral Agent and Lenders consent to granting of certain Liens by Borrower to Buyer and certain Transfers by Borrower to Buyer, in each case pursuant to and in accordance with the terms of the APA, as described in Section 2 hereof, to the extent that such consent may be required pursuant to Section 7.1 or Section 7.5 of the Loan Agreement; and

WHEREAS, Collateral Agent and Lenders have agreed to provide such consent, but only to the extent set forth herein, in accordance with the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties set forth herein; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.

Subject to the terms and conditions hereof, and notwithstanding any restriction set forth in the Loan Documents, Collateral Agent and Lenders hereby consents to Borrower entering into and consummating the transactions set forth in the APA, including without limitation, Transfer of the Acquired Assets (as defined in the APA) by Borrower to Buyer pursuant to and in accordance in all material respects with the terms of the APA (and without any further amendments to the APA that are adverse to the interests of Borrower, the Lenders or the Collateral Agent, or that constitute one or more transactions that would require consent of Required Lenders under Section 7 of the Loan Agreement, unless such amendments are consented to by Collateral Agent, which consent may be provided via email); provided, however, such Transfer must be consummated in accordance with the terms of the APA no later than six months after the effective date of the APA (as such date may be extended with the consent of the Collateral Agent, which consent may be provided via e-mail).  Simultaneously with the Transfer of the Acquired Assets in accordance with the terms of the APA and this Amendment, Collateral Agent hereby releases its Liens on the Acquired Assets, authorizes Borrower or its designee to file a UCC-3 amendment describing the Acquired Assets, and furthermore agrees, solely at the expense of Borrower, to file and prepare any other documents necessary to evidence such release of Liens that Borrower may reasonably request.

For the avoidance of doubt, nothing herein constitutes, or is meant to be construed as, a release of Collateral Agent’s Lien on any and all proceeds of the Acquired Assets that are received by or are receivable by Borrower.  The parties hereby agree that all proceeds of the Acquired Assets shall be subject to Collateral Agent’s Lien in accordance with Section 4.1 of the Loan Agreement.

3.	Section 2.2(b) of the Loan Agreement is hereby amended and restated as follows:

Repayment.Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (i) eighteen (18) months, if the I/O Extension Event does not occur and (ii) five (5) months, if the I/O Extension Event occurs.    All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

4.	Section 2.2(c) of the Loan Agreement is hereby amended and restated as follows:

Mandatory Prepayments.If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee on the amount outstanding on the prepayment date, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan(s).

5.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d)Permitted Prepayment of Term Loans.

(i)Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(ii)Notwithstanding anything herein to the contrary, Borrower shall also have the option to prepay part of Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, (ii) prepays such part of the Term Loans in a denomination that is a whole number multiple of One Million Dollars ($1,000,000.00), and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the applicable Final Payment with respect to to the portion of such Term Loans being prepaid, (C) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid, and (D) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Borrower may rescind any notice of prepayment under clauses (i) and (ii) above if such prepayment would have resulted from a refinancing of all or a portion of the Term Loans, which refinancing or transaction shall not be consummated or shall otherwise be delayed.

(iv)Notwithstanding anything herein to the contrary promptly upon the Closing (as defined in the APA), Borrower shall make a payment of accrued and unpaid interest on the principal amount being prepaid pursuant to this Section 2.2(d)(iv) through the prepayment date, and shall make a payment in the aggregate amount of $40,000,000.00, which will be applied as a partial prepayment of principal of the Term Loans advanced by the Lenders under this Agreement in an amount of $36,697,247.71, plus the applicable Prepayment Fee with respect to such prepayment in an amount of $733,944.95, plus the applicable Final  Payment on such principal amount being prepaid in the amount of $2,568,807.34. For the purposes of clarity, any of the prepayment made pursuant to this Section 2.2(d)(iv) shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.  For the purposes of clarification, the payment Obligations set forth in this Section 2.2(d)(iv) are required upon the occurrence of the Closing (as defined in the APA) and are not optional upon the occurrence of such contingencies, but such payment shall not be a mandatory payment as described in Section 2.2(c) and the Closing (as defined in the APA) and the related payment shall not constitute an acceleration of the Obligations or trigger a Default or Event of Default hereunder.

6.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“APA” is defined in the Second Amendment.

“Acquired Assets” is defined in the Second Amendment.

“I/O Extension Event” is the prepayment by Borrower of Forty Million Dollars ($40,000,000.00) in accordance with the terms of Section 2.2(d)(iv) of this Agreement and the receipt of such prepayment by Lenders.

“Second Amendment” is that certain second amendment to this Agreement entered into by and between Borrower, Collateral Agent and the Lenders.

7.	Section 13.1 of the Loan Agreement is hereby further amended by amending and restating the following definitions therein as follows:

“Amortization Date” is, (i) December 1, 2024, if the I/O Extension Event does not occur, and (ii) January 1, 2026, if the I/O Extension Event occurs.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or Section 2.2(d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.  For the avoidance of doubt, the calculation of any Final Payment due on the maturity date or upon acceleration shall not include the principal amount prepaid in accordance with Section 2.2(d)(ii) if a Final Payment based on such principal amount prepaid was made at the time of such prepayment.

8.

Effective upon the prepayment made in accordance with the provisions of Section 2.2(d)(iv) of the Loan Agreement, the Amortization Table attached to the Disbursement Letter entered into as of the Effective Date will be appropriately amended and restated.  For illustarative purposes only, assuming that the prepayment is made during June 2022, the Amortization Table will be amended and restated as set forth on Exhibit E hereto.

9.	Limitation of Amendment.

a.

The amendments and consents set above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.  For the avoidance of doubt, this Amendment shall be considered part of the Loan Documents.

10.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

f.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order,

consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

g.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

11.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

12.

This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery by Borrower to Collateral Agent of this Amendment and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from the Designated Deposit Account in accordance with Section 2.3(d) of the Loan Agreement.

13.

The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof.  Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

14.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

15.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

KALA PHARMACEUTICALS, INC.

By	/s/ Mary Reumuth
Name:	Mary Reumuth
Title:	Chief Financial Officer

BORROWER:

COMBANGIO, INC.

By	/s/ Mary Reumuth
Name:	Mary Reumuth
Title:	Treasurer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

Exhibit A

Asset Purchase Agreement

Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 23, 2022.